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
                                                                                                                       Exhibit 12.1

Statement of Computation of Ratio of Earnings to Fixed Charges

                                                                                                                           Six
                                                                                                                          Months
                                                                                                                          Ended
                                                                     Years ended December 31,                            June 30,
                                              ----------------------------------------------------------------------   ------------
                 Description                     1997          1998           1999           2000           2001           2002
-------------------------------------------   -----------   -----------   ------------   ------------   ------------   ------------
Fixed Charges
-------------

  Interest expensed and capitalized           $    19,000   $        --   $         --   $     22,000   $     19,000   $      3,000

  Amortized premiums, discounts and
    capitalized expenses related to debt               --            --             --             --             --             --

  An estimate of the interest factor in
    rental expense                                 22,000       117,667        300,333        399,333        424,667        302,533
                                              -----------   -----------   ------------   ------------   ------------   ------------
                 Total Fixed Charges          $    41,000   $   117,667   $    300,333   $    421,333   $    443,667   $    305,533
                                              -----------   -----------   ------------   ------------   ------------   ------------

Earnings
--------

  Pre-tax income from continuing operations
    before minority interests and income
    $(loss) from equity investees             $(3,060,000)  $(9,163,000)  $(23,334,000)  $(31,803,000)  $(24,374,000)  $(13,628,000)

  Fixed charges                                    41,000       117,667        300,333        421,333        443,667        305,533
                                              -----------   -----------   ------------   ------------   ------------   ------------
Deficiency of Earnings Available to Cover
Fixed Charges                                 $(3,019,000)  $(9,045,333)  $(23,033,667)  $(31,381,667)  $(23,930,333)  $(13,322,467)
                                              -----------   -----------   ------------   ------------   ------------   ------------
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